FINAL TRANSCRIPT
Thomson StreetEvents SM
LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
Event Date/Time: Apr. 25. 2006 / 8:30AM ET

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
John DeBono
Lucent Technologies — VP IR
Pat Russo
Lucent Technologies — Chairman, CEO
John Kritzmacher
Lucent Technologies — CFO
Frank D’Amelio
Lucent Technologies — COO
CONFERENCE CALL PARTICIPANTS
Paul Sagawa
Sanford Bernstein — Analyst
Ehud Gelblum
JPMorgan — Analyst
Nikos Theodosopoulos
UBS Warburg — Analyst
Alex Henderson
Smith Barney Citigroup — Analyst
Tim Long
Banc of America Securities — Analyst
Vivek Arya
Merrill Lynch — Analyst
Paul Silverstein
Credit Suisse First Boston — Analyst
Jiong Shao
Lehman Brothers — Analyst
Brant Thompson
Goldman Sachs — Analyst
Scott Coleman
Morgan Stanley — Analyst
Simon Leopold
Morgan Keegan — Analyst
PRESENTATION
Operator
Ladies and gentlemen, thank you standing by. Welcome to the Lucent Technologies Investor Relations Conference Call.
At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Instructions will begin at that time. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded.
I would now like to turn the conference over to your host, John DeBono, Vice President of Investor Relations. Please go ahead.

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
John DeBono - Lucent Technologies — VP IR
Good morning, everyone. With me today are Pat Russo, Chairman and CEO; Frank D’Amelio, Chief Operating Officer; and John Kritzmacher, our Chief Financial Officer. We will begin with Pat and John providing an overview of Lucent’s results for the quarter and then we’ll open the call up for your questions. If anyone has not yet seen a copy of our earnings release, it is available on Lucent’s Web site.
Before we begin, let me remind everyone that this conference call is open to the media, and we are also providing a simultaneous webcast of the call for the public. A replay of the call will be available on the Company’s Web site this afternoon and will run through May 2. The PDF version of the slides that we are presenting on this call will also be posted to our Web site for your reference.
I also want to remind you that today’s remarks contain statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted. For a list and description of certain of these risks and uncertainties, I would like to refer you to the Safe Harbor statement in the press release and other information provided in our SEC filings.
Additionally, I want to point out that we will not be able to comment beyond Pat or John’s opening remarks regarding our pending merger transaction with Alcatel.
Now, at this point, I will turn the call over to Pat.
Pat Russo - Lucent Technologies — Chairman, CEO
Thanks, John. Good morning, everyone. Thanks for joining us.
As we announced earlier today, Lucent reported revenues of 2.14 billion for the second fiscal quarter, an increase of 4% sequentially and a decrease of 8% from the year-ago quarter. Despite only a modest sequential revenue increase in the quarter, we posted a strong gross margin performance of 43% and operating margin of 12% and net income of 181 million or $0.04 a diluted share. So as you can see, we benefited from the financial and operational discipline that we’ve instilled in the business, where our focus on managing costs and expenses in a year where we are managing through some technology transitions from legacy to Next Generation, customer consolidations and the timing of network deployments was helpful.
Our CFO, and John Kritzmacher, will provide more details on our financial results in just a few moments, but first, I’d like to discuss the opportunities and challenges that we’re seeing in our market and in our business, as well as the drivers behind our Q2 revenue numbers. During the quarter, we saw increased sequential sales in such areas as mobility, applications, optical and professional services. However, our second-quarter revenues do reflect a more measured pace of growth in some of the markets in which we participate, particularly in North America where we’ve seen slower-than-anticipated wireless deployments.
Halfway through the fiscal year, our year-to-date revenues are clearly not where we would want them to be nor where we had anticipated at the start of the year. If you think back to what we said in October, we said, for one, that we expected our mobility revenues would be negatively affected by continued deferrals of the 3G licenses in China; that continues to be the case and I will say more about that. But we also talked about where we were focusing and what we believed would happen, including conversion of IMS trials into deployments, IPTV beginning to make some serious inroads, that 3G mobile deployments would continue to be driven by capacity demand, and a migration to EV-DO RevA, UMTS and HSDPA and some other areas that we pointed out. We continue to believe that these are all directionally correct. They continue to reflect the areas where we’ve been

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Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
investing, but as we sit in the middle of the year, what we are finding is that some of these things are happening at a more measured pace than we had thought — all the more reason for us to remain vigilant around our bottom-line performance.
Let me spend a couple of minutes regarding the second half. Although our North American revenues for the first half of fiscal ‘06 are slightly below the year-ago period, the fundamentals of the business remains solid. In North America, we continue to see major opportunities in wireless. We expect UMTS deployments to build during the next two quarters and EV-DO RevA to ramp up in Q4. Other areas for growth, albeit on a smaller scale, include hosted Voice-over-IP services, multi-vendor maintenance, and we also expect to see continued investment by our customers in these areas as we move into 2007.
In Europe, we anticipate a ramp-up on network transformation projects during the second half of the year. As you know, we’ve already announced a services contract with BT for its 21st Century network. We have additional service opportunities with European customers that we expect to close and announce in the near future.
In CALA, we continue to expect growth across our portfolio of products and services during the second half, compared with the first half. As you know, we announced last week that we signed an agreement to support Telefonica’s IPTV services rollout worldwide. This strengthens our foothold in both CALA and other markets that Telefonica serves, resulting in increasing opportunities for both our access and services business. And we do expect our applications business in the second-half revenues to be higher than the first in North America, Europe and the Asia-Pacific region.
Offsetting these favorable trends, however, are the continued challenges we’re seeing in China and in India in particular. Year-to-date, our revenues are down about 300 million in these two countries, and we expect our full-year 2006 revenues for China and India to be down about 500 million compared with fiscal ‘05. This decline is primarily being driven by reductions in — continued reductions in PHS and delays and the effects of the delays in the issuance of 3G licenses in China, and to a lesser extent, frankly, our selective participation in some very highly competitive market opportunities in India.
So, as you can see, the ramp-up in spending is occurring more slowly than we had originally anticipated, and certain network deployments are being extended longer than we had originally thought. So while we continue to expect revenues in the second half of fiscal 2006 to improve significantly compared with the first half, we now expect annual revenues for ‘06 for us to be down year-over-year. Given the pending merger with Alcatel, we are discontinuing our practice of providing specific annual guidance during the period up until the closing of the deal.
As we look beyond ‘06, I continue to believe that the investments that we’re making in IMS, in Ethernet services, in our services business and in the technologies that support the continued evolution of third-generation capabilities are the right ones. We continue to feel good about our positioning in these areas. IMS we’ve often talked about but again I would remind you that we really don’t expect to see those — the impact of those ramp until late this year and as we move into ‘07.
Let me close with a few words on our pending merger transaction with Alcatel. While I can’t say much new regarding the transaction at this time, what I can tell you this that the customer reaction has been very positive about the merger and about the opportunities that will be available to the combined company. Our integration planning work has begun, and we are on track to complete the merger in the next 6 to 12 months. As we said when we made the announcement, this merger is really about a very compelling, we believe, strategic fit of our vision, our geography, our customer sets, and the solutions that we have and the people that support those. The combined company will be truly global in scale, have clear leadership in the areas defining next generation networks, and have one of the largest R&D capabilities in the industry at a time when innovation is increasingly important to our customers. It will also preserve the key strengths and common culture of technical excellence in each company while enabling us to be uniquely positioned for success, growth and value creation over the longer term.
Before I turn it over to John Kritzmacher, I thought it would be appropriate to give him a brief introduction since this is his first earnings call as our Chief Financial Officer. John was appointed CFO at the end of February, succeeding Frank D’Amelio, who took on the new role as Lucent’s Chief Operating Officer in January. John has been Lucent’s Corporate Controller since 2001. His experience and deep knowledge of our business have helped the make this a seamless transition and really allowed us to

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Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
continue to leverage the operational gains we’ve made over the last several years. As the Controller, he was an active leader in the Company’s major restructuring efforts, helped return the Company to profitability and literally led the Company’s comprehensive internal control efforts under the Sarbanes-Oxley Act. I’m confident John brings the same talent, leadership and results to his new position as he did to his last one. So with that, let me turn it over to John.
John Kritzmacher - Lucent Technologies – CFO
Okay, thank you, Pat. Good morning, everyone.
Today, we reported revenues for the second fiscal quarter of 2006 of 2.14 billion, an increase of 4% sequentially and a decrease of 8% as compared to the year-ago quarter. Revenues were 2.05 billion in the first quarter of fiscal 2006 and 2.34 billion in the year-ago quarter. Sequentially, revenues in the U.S. increased 11% to 1.5 billion, while our non U.S. revenues decreased 9% to 642 million. This resulted in the geographic mix of 70% in the U.S. and 30% outside the U.S.
On a year-to-date basis, revenues decreased by 10% to 4.19 billion. In the U.S., revenues decreased 2% to 2.84 billion while non U.S. revenues decreased 24% to 1.35 billion. As Pat noted in her comments, the decline in our non U.S. revenue is concentrated in China and to a lesser extent in India.
We reported net income of 181 million or $0.04 per diluted share for the second fiscal quarter of 2006. These results compare with a net loss of 104 million or $0.02 per diluted share in the first quarter of fiscal 2006, and net income of 267 million or $0.06 per diluted share in the year-ago quarter. The prior quarter’s results included a charge of 278 million or about $0.06 per share for a bankruptcy court judgment related to litigation between Lucent and the trustee for Winstar Communications. As previously disclosed, this judgment is currently under appeal the in the U.S. District Court in Delaware.
In the year-ago quarter, tax items and certain other significant items had a positive impact of 119 million or about $0.02 per diluted share. Similar items did not have a material impact on the second quarter’s net income.
Please note that the weighted average number of shares outstanding used to calculate our diluted EPS were about 5.1 billion, which includes the dilutive effects of in-the-money stock options and warrants, as well as our 2.75% convertible securities. Our 7.75% and 8% convertible securities were excluded from the calculation, as their impact would have been anti-dilutive.
Our gross margin rate for the second quarter was 43% of revenue, as compared to 42% in the first quarter. The sequential increase was due largely to a favorable shift in product mix, including an increase in revenues from intellectual property and a favorable shift in geographic mix.
Our operating expenses for the second quarter of 2006 were 677 million as compared with 940 million for the first quarter. The first quarter’s operating expenses include the $278 million charge related to the judgment in the Winstar litigation. Our operating margin for the second quarter was 12% of revenue, as compared to a negative 4% in the first quarter. Again, the first quarter’s results included the Winstar charge I just mentioned.
Before getting into additional details on our operating expenses, let me point out that the net pension and postretirement benefit credit for the second quarter was 114 million, an increase of 10 million as compared to the first quarter. The net credit includes a gross pension benefit of 162 million, partially offset by a cost of 48 million for postretirement benefits, primarily retiree healthcare. Consistent with prior periods, about two-thirds of this amount is reflected in operating expenses and the remainder impacts our gross margin. We continue to expect our annual net pension and postretirement benefit credit to decrease by approximately 300 million during fiscal 2006 from 718 million in fiscal 2005.

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Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
In the second quarter, we recognized 31 million of income taxes. 16 million is related to U.S. deferred income taxes and 15 million was attributed to non U.S. earnings. We continue to expect to recognize tax expense of approximately 170 million in fiscal 2006 with approximately 100 million for U.S. deferred income taxes.
Now, let me turn to additional detail on our operating expenses. We continue to tightly manage our operating expenses while pursuing those market opportunities that align with our strengths and investments in next generation networks and services. Sequentially, total SG&A decreased by 272 million to 384 million, due largely to the inclusion in the first quarter of the Winstar charge I mentioned earlier.
Our R&D expense increased by 14 million to 297 million. This R&D amount excludes 57 million for certain software development costs that were capitalized in the quarter, as required under U.S. GAAP.
Second-quarter results include the recognition of 20 million in stock-compensation expense, of which 17 million was reflected in our operating expenses. We continue to expect stock-compensation expense to be about 100 million for fiscal 2006.
Looking ahead, please note that direct costs related to the proposed merger with Alcatel will be expensed as incurred and will be recorded in other income and expenses.
Now, let me turn to the performance of our operating segments. For Mobility Access and Application Solutions, which includes CDMA, UMTS, WiMax and applications, revenue for the second quarter was $1 billion, an increase of 57 million or 6% sequentially. U.S. revenues increased by 72 million or 9%, driven primarily by higher sales of CDMA products and to a lesser extent our application solutions. Non U.S. revenues decreased by 15 million or 8%, due primarily to lower CDMA sales in the Asia-Pacific region and the other Americas region, which includes Canada, the Caribbean and Latin America. Segment income for the second quarter of 371 million increased by 54 million. The increase was due primarily to a higher gross margin, which included the positive impact of revised cost of completion estimates for long-term contracts, a favorable shift in geographic mix, and higher volume.
Second-quarter revenues for Multimedia Network Solutions, which includes optical, access and data networking, were 388 million, down 7 million or 2% sequentially. Optical networking revenues increased sequentially by 47 million or 23%, while data and access revenues declined sequentially by 54 million or 28%. U.S. revenues from Multimedia Network Solutions increased by 36 million or 22%, due primarily to an increase in optical sales. Our non U.S. revenues declined by 43 million or 19%, largely as a result of lower sales of access and data networking products in the Asia-Pacific and Europe regions. Segment income of 42 million decreased by 3 million sequentially, reflecting slightly lower volume.
For Converged Core Solutions, which includes both legacy voice and next gen, IMS and voice products, revenues for the second quarter were 151 million, a sequential increase of 6 million or 4%. Non U.S. revenue — U.S. revenues increased 25 million or 36%, due largely to an increase in sales of certain legacy voice products. Non U.S. revenues decreased by 19 million or 25%, due primarily to lower sales of PHS products in China. Circuit switching and PHS revenues, which were approximately 100 million in the aggregate, accounted for about 55% and 15% of the total Converged Core Solutions revenues, respectively. Segment income of 16 million increased due primarily to a higher gross margin, which was positively impacted by a favorable shift in product mix and the favorable impact of a software licensing settlement.
For our Services segment, which includes maintenance, deployment and network transformation services such as Professional Services and Managed Services, as well as our network operation software, revenues were 548 million in the second quarter, an increase of 8 million or 1% sequentially. The sequential increase was driven primarily by an increase in revenues related to Professional Services, which was partially offset by a slight decrease in our Maintenance Services revenues. On a sequential basis, U.S. revenues decreased by 7 million or 2%, and non U.S. revenues increased by 15 million or 7%. Sequentially, segment income decreased by 43 million to 46 million, due primarily to a lower gross margin. The Services segment gross margin rate for the second quarter declined by 7 points sequentially to an uncharacteristically lower level of 20%. The lower gross margin

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Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
rate was due largely to the negative impact of revised cost of completion estimates for long-term contracts, close-out of a network integration project outside the U.S., and an unfavorable shift in Services mix.
Cash used in operating activities in the second quarter was approximately 41 million, including the payment of approximately 80 million for certain legal settlements that had been previously accrued. During the quarter, we also used approximately 311 million in cash to collateralize a letter of credit issued in connection with the Winstar judgment. This action is reflected as a change in restricted cash in the investing activities section of our cash-flow statement.
Capital spending, which includes expenditures for internal use software, was 54 million in the second quarter. During the second quarter, we funded approximately 63 million in retiree healthcare and other postretirement benefits out of operating cash. Going forward for fiscal 2006, we continue to expect operating cash funding requirements for retiree healthcare and other postretirement benefits to be about 250 million. Our U.S. pension plans meet the requirements of ERISA’s current funding rules, and we do not expect to make any contributions to the qualified U.S. pension plans through 2007. We also currently believe that it is unlikely that any required contributions would have a material effect on our liquidity through 2010.
We’re continuing to work with our unions to seek legislative change that would give us greater flexibility when using excess pension assets to fund retiree healthcare. As of the January 1, 2005 valuation date, there were approximately 1.6 billion of pension assets that would be eligible for transfer under current law to fund retiree healthcare costs for our formally represented retirees. We are in the process of updating the annual valuation of our pension assets and anticipate that excess assets eligible for transfer under current law to fund retiree healthcare costs for our formally represented retirees will be materially higher than at the prior measurement date. We expect to report the updated excess asset amount in our second quarter SEC Form 10-Q filing.
(indiscernible) details with regard to working capital and other metrics. Inventory turns improved slightly to 6.4 turns; our DSOs decreased from 63 to 59 days; and our headcount as of March 31 was approximately 30,000, a net decline of about 200 from December 31, 2005. Our year-to-date headcount is now down about 500, reflecting a decline of 800 in the U.S. and net adds of about 300 in our non U.S. regions.
Now, let’s turn to the balance sheet and more specifically our cash, marketable securities, and debt profile. As of March 31, Lucent had cash and marketable securities of about 4 billion, compared with about 4.4 billion at December 31, 2005. The sequential decrease was driven largely by the use of 391 million related to two items I mentioned earlier, the collateralization of a 311 million letter of credit issued in connection with the Winstar judgment and 80 million in payments for certain legal settlements that had been previously accrued.
Our total debt and convertible securities remained essentially flat for the second quarter at 5.4 billion. As a result, our net debt position increased by 409 million to approximately 1.4 billion.
From a maturity perspective, our debt portfolio continues to remain relatively long-dated. As of March 31, 2006, about 80% of our debt and convertible securities mature in or after 2010, assuming the 8% convertible security is put back to us. Our 7.25% Notes mature in July 2006, and we will have the right to call the 8% convertible securities at par after August 15, 2006. Approximately 368 million of the 7.25% Notes and 486 million of the 8% convertible securities were outstanding as of March 31, 2006. We are continuing to evaluate our options relative to the retirement of these securities.
With that, let me summarize today’s reports on Lucent’s financial results for the second fiscal quarter of 2006. For the second quarter, we reported a modest sequential increase in revenues to 2.14 billion, a strong gross margin rate of 43%, an operating margin of 12%, and earnings per diluted share of $0.04.
Looking forward, as Pat mentioned, we now expect revenues for fiscal 2006 to be down year-over-year. However, we continue to expect revenues in the second half of fiscal 2006 to improve significantly as compared to the first half of the fiscal year. Given the pending merger with Alcatel, we have decided to discontinue our practice of providing or updating specific annual guidance.

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
We will continue to focus on improving our operational performance as we prepare for a successful integration with our merger partner.
Now, let me turn it back to John DeBono to open it up for our question-and-answer session.
John DeBono - Lucent Technologies — VP IR
We are now ready to begin the Q&A session. As I indicated earlier, we will not be commenting beyond our opening remarks regarding our pending merger transaction with Alcatel, so you should address your questions accordingly. As soon as you’ve finished asking your question, you will be removed from the queue.
Operator, can we have the first question, please?
QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS). Paul Sagawa, Sanford Bernstein.
Paul Sagawa - Sanford Bernstein – Analyst
Yes, I have a couple of ones. The first is a quickie. In the operating cash flow, given the strong earnings in the quarter and the good gross margin (indiscernible) were bit light, and I note that there is a boost quarter-over-quarter in other current assets. I wonder if you could just talk a little bit about kind of the cash flow from operations — whether that was an unusual item or what’s going on there and whether we might expect to see a bit more conversion of earnings to cash flow in (inaudible) quarters.
Second, RevA upgrades — you know, it would seem that you have a number of customers who would be primed to do those. I’m wondering if you could give us sort of a heads up on technically where we stand on RevA? When do we think that it will be ready to start deploy and will the performance (indiscernible) example be satisfactory for Sprint to feel confident about (indiscernible) transition their Nextel customer base. Also, when then, given those deployment dates, would it start to be something that would show up in Lucent revenues? Then if you could just sort of compare the RevA upgrade to EV-DO. Is there any [just] software or is it a much smaller deal than EV-DO? Could you sort of at least give us some qualitative view as to kind of what kind of opportunity that is?
John Kritzmacher - Lucent Technologies – CFO
Let me start with the questions with regard to cash flow and in particular, Paul, you raised a question with regard to other current assets. Let me point out, Paul, that with regard to the increase in current assets, in that other current asset amount, is our restricted cash balance associated with the Winstar litigation I referenced several times in my comments. So, that’s the uptick in other current assets.
Then more generally, with regard to seeing an improvement in the coming quarters around cash flow, I just call out again we had $80 million worth of cash associated with litigation matters that do not affect the P&L this quarter but did affect our operating cash in the quarter. So, along with having these legacy litigation matters behind us and out of our cash flow, we will work to see some improvement on our cash flows and we continue to work on things like our efficiency around managing out working capital.

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Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
With regard to the timing of revenues associated with RevA, we are anticipating that we will see revenues associated with RevA toward the fourth quarter, but they are clearly toward the back end of our year as we issue additional releases of software that support RevA.
Pat Russo - Lucent Technologies — Chairman, CEO
Yes, Paul, let me just add if you think about RevA from our standpoint, there’s three releases. The first release, Release 27, is what will be available in our Q4, so going all the way through to the ultimate total Voice-over-IP capability, which will be in a later release. So there’s a set of releases. The first release has set of things with it, one of which is the increased data capacity in both directions. That release is what we have timed for the fourth quarter, so we believe that we will start to see revenues ramp in our 4Q associated with RevA and then on into ‘07 as RevA gets more fully deployed and the ensuing releases become available over the course of the coming year — coming year-plus.
Frank D’Amelio - Lucent Technologies – COO
Paul, it’s Frank. Just to add one thing to what Pat said — and there is obviously releases going on between now and the fourth fiscal quarter; there’s a series of technical deliverables we’re working on –
Pat Russo - Lucent Technologies — Chairman, CEO
Yes.
Frank D’Amelio - Lucent Technologies – COO
— that build to that release in the fourth quarter.
Pat Russo - Lucent Technologies — Chairman, CEO
Yes, thank you, Frank.
John DeBono - Lucent Technologies — VP IR
Next question, please?
Operator
Ehud Gelblum, JPMorgan.
Ehud Gelblum - JPMorgan – Analyst
Good morning, thank you. My question is actually on the activities in India and China, and if you could give a little more color on — you said the competitive environment looks a little more difficult in India. I understand China. It seems to be kind of an enigma when that actually works itself out. But in India, what are you seeing with respect to competitive pressures? Are they coming mainly from the Chinese players like BT and Huawei? Is it more on the pricing front that you’re seeing pressure, or are they building out as fast their CDMA networks as you expected before? Can you give me a little color on what’s happening there as well as what’s going on with new builds there? That would be very helpful.

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Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
Pat Russo - Lucent Technologies — Chairman, CEO
Yes, I think you were closest when you said “pricing pressure.” There are — as you know, India is a market where there are lots of people and investments going on to support communications across the country. What we are finding is there are big differences in things that are happening in the urban areas and then further out into the rural areas. What we have found, as we participate in bidding for some of that business, that some is more attractive than others and we are selective in where we believe footprint will produce ultimate profit and where we don’t believe that the chance is as great. So, it has to do with the market, the differences between some of the complexities in the networks. There are differences between what is required in the larger urban areas and in the rural areas, where it’s very low-cost, very low ARPUs, and so I think that characterizes a bit about what’s going on.
From a competitive standpoint, yes, it is all of the competitors, including obviously our Chinese competitors. So, we are participating in the India market but we are just being I think selective about — and surgical about where we think it makes good business sense for us, and we can continued to preserve and enhance our customer relationships.
Operator
Nikos Theodosopoulos, UBS.
Nikos Theodosopoulos - UBS Warburg – Analyst
Yes, thank you. I guess I had two questions. The first, regarding the UMTS ramp in terms of your fourth quarter, that seems to be inconsistent with the pace of deployment of your leading customers. So can you kind of explain why there’s a disconnect there?
Then on the guidance for the year, I just wanted to see, if you look at the guidance you’ve given, are you expecting also the U.S. business overall to be down in ‘06, or is it just international that you expect to be down, given the issues in China and India? Thank you.
John DeBono - Lucent Technologies — VP IR
This is John. Good morning. With regard to the — let me start with your UMTS question around the ramp. Your question was along the lines of is our trend inconsistent with what we are seeing with other customers. I think you meant other competitors who are involved in that UMTS project as well. What I would say is I cannot comment on the pace of their deployments or the pace of their revenue recognition. What I would say is that, from our perspective, the project is moving along smoothly, the deployment is going well, and we are recognizing revenue on that project as we believe it’s being earned under our application of the accounting standards. So, I can’t speak to their ramp but clearly, as we’ve said, we expect UMTS to ramp later in the year. We believe the project is moving along according to our plans and moving along well.
Pat Russo - Lucent Technologies — Chairman, CEO
You know what? Let me just interject there, John. And of course, we are not participating, as you know, in any GSM investment that might also be made and may be part of what you’re thinking about, Nikos. I don’t know.

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
John DeBono - Lucent Technologies — VP IR
Then Nikos, on your second question with regards to guidance and peeling back a little bit on guidance in the U.S. verses outside the U.S., and on that, unfortunately what I have to say is we have decided not to provide guidance from this point forward, so I really can’t provide you with any further detail on the split between markets.
Operator
Alex Henderson, Citigroup.
Alex Henderson - Smith Barney Citigroup – Analyst
I was wondering if you could give us some sense of what’s going on with your programs that were associated with the Juniper partnership — whether those are continuing, whether that relationship is expected to continual or whether in fact you are (indiscernible) part or all of it.
Pat Russo - Lucent Technologies — Chairman, CEO
Yes, Alex, let me take a crack at that. First of all, at what we might think of as a more macrolevel, partnerships have been important to us and as we think ahead in the combination, they will continue to be important, given a couple of things, one being every element of a total solution is not likely to be provided by one player; and secondly, our services strategy is — very much calls for being able to integrate and work with partners. So, it’s my expectation that, with respect to regard to your question about Juniper, yes, we will continue to partner as we have in the past. As we go forward, it’s too soon to tell on sort of specific product strategies and product rationalizations what we might do. But as a matter of will that partnership continue, I would expect it would.
Operator
Tim Long, Banc of America.
Tim Long - Banc of America Securities – Analyst
Thank you. A few questions, if I could? Just a quick one on India — talking about some of the competitive bids there, could you just clarify — would those be mostly new builds or any of these follow-on type business with existing customers? Then the second question on the U.S. particularly when we’re talking about RevA, could you talk a little bit about the step-function revenue contribution of RevA? What I mean there is, initially, when the DO contracts were given a few years ago, there was some speculation that RevA would come at a much lower upgrade price after having made the move to the EV-DO. So if you could just talk a little bit about the progression of revenues as the customer moves up the value chain on the CDMA side.
Pat Russo - Lucent Technologies — Chairman, CEO
Let me take the first part of that. With respect to the question on India, when you say “new builds or existing”, it’s really both, although I would say that there is an emphasis in that country consistent with national policy to really expand the reach into the rural areas. So, while there is continued growth in the urban areas and lots of opportunity, we think, for the continuing mobile technologies around broadband capabilities that are useful in the urban areas, some of where we are seeing the emphasis short-term is really towards rural areas where they are really just looking for basic communication.
RevA — let’s see —

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
John Kritzmacher — Lucent Technologies – CFO
Then with regards to (indiscernible) of RevA question, what I would say with regard to RevA questioning is, as we see with all of our technology, we see continued advances in the capacity of the equipment, capabilities of the equipment that bring prices down over time, and that will be the case with RevA functionality that we roll out later this year. But at the same time, it still is a large opportunity for us to build the network base, the network footprint across the U.S. and other markets. So, it’s still a very important element of the market opportunity in front of us.
Pat Russo - Lucent Technologies — Chairman, CEO
Yes, and I would just add to what John said; he characterized it as a large opportunity. It’s hard to just dissect a RevA portion. It’s what does RevA enable and what kind of traffic gets driven on the network as a result of that, which result in capacity upgrades and greater coverage requirements as the services that go along with what’s available in RevA get deployed. So, it’s really hard to dissect that but I think John explained that well.
Operator
Tal Liani, Merrill Lynch.
Vivek Arya - Merrill Lynch – Analyst
Good morning. This is Vivek Arya calling on behalf. Two questions, perhaps related — Pat, this 500 million decline in China and India — is that really a surprise? Because I assume PHS sales decline and delays in China 3G licenses have always been expected. So my question really is what has changed in the last three months?
Also perhaps related to that is that your U.S. wireless sales are now down year-over-year for the past three quarters, and the sales in China and India are also difficult because of pricing and other reasons. So where does growth come from when you look out to 2007-2008?
Pat Russo - Lucent Technologies — Chairman, CEO
First of all, with respect to China and India, directionally, no; we’re not surprised, particularly with respect to China. I think you’re absolutely right. What has become apparent as we move through the year is the degree of the decline is greater than we had originally anticipated and quite frankly not unrelated to the timing of 3G. When we entered the year, there was some speculation and we believed that, given the ‘08 Olympics, that licenses would start to be issued sooner than is turning out to be the case, where we don’t see that happening at all, certainly in a way that has anything to do with our fiscal ‘06. So directionally we saw it; degree, it has turned out to be worse than we thought.
With respect to growth and your focus on the mobility, on the mobility market, particularly in the U.S., we are, I think, experiencing a couple of things that are converging, if you will, with respect to the market. It’s the technology transition and investments associated with getting to the next level of capability with respect to RevA, which is ahead of us, the deployment and the agreement we have with respect to UMTS and the timing of that. Thirdly, there has been consolidation that has occurred, and so capital deployment decisions associated with things like that obviously also have an impact.
So as I look out to ‘07, I would expect we’re going to see the continued ramp-up of UMTS, a broader deployment of DO and RevA associated with it and what comes with that, as well as a conversion, if you will, through the consolidation strategy of certain customers to the CDMA technology, all of those things contributing to what I believe is going to be growth in ‘07.

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
Frank D’Amelio - Lucent Technologies – COO
If I could just add. It’s Frank. Beyond mobility –
Pat Russo - Lucent Technologies — Chairman, CEO
I was just talking about mobility — (multiple speakers).
Frank D’Amelio - Lucent Technologies – COO
Where we see growth is clearly in next generation networks that are IMS or IP-based, which really is across our portfolio and that would include products and then services, where we have been and continue to grow the business. So it’s not just mobility where we see opportunities, but all of the next gen networks, including IMS, all the IP-based elements, and all of the services and software that go along with it.
Pat Russo - Lucent Technologies — Chairman, CEO
Yes. One other area that I think is important not to forget is what goes on in the optical networks as more broadband access get deployed and these broadband services get generated. We’re seeing some of that with respect to the potential in optical. I think, as we look forward and IPTV gets more rolled out and these video and high-content services is going to place — with the applications that come along with that, it is going to place more demand on these networks, and we believe we’re going to benefit from that as it relates to our optical deployments. We have over 100 customers who deployed our Metropolis solution.
Operator
Paul Silverstein, CSFB.
Paul Silverstein - Credit Suisse First Boston – Analyst
I had a couple of questions, if I might? One, with respect the competitive landscape and your comments about India, I recognize that the demographics are different when we look at other regions, other emerging markets, but if you look at Eastern Europe and Russia and some of the other emerging areas, do you see a similar pricing dynamic, a similar environment?
The second question — I recognize that forecasting is an inexact science, and no offense intended but do you think there’s a process issue within Lucent when it comes to forecasting? In terms of looking out and the projections you’ve given, in terms of the synergies going forward, historically more often than not, we’ve seen you all miss the mark on the downside. Is there any process issue within the organization that needs to be corrected?
Pat Russo - Lucent Technologies — Chairman, CEO
Yes, let me the first start with your question on the competitive landscape in various emerging markets. There is no question that we see competition all over the world. I think it’s a matter of degree. In Eastern Europe, we certainly see competitive pricing pressures but I believe not as severe as what we experience in some other countries like India, so yes, but not as great.
On the process question, let me make a couple of comments and I will pass it along to John. First of all, I think we’ve been quite good about outlooking on the guidance we’ve provided with respect to gross margin performance and operating expense performance and what we believe we can deliver on the bottom line and in fact have, from a margin standpoint, at times actually

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
exceeded what it is we’ve provided. So yes — and you know, if you look at revenue over the last few years, frankly, I don’t believe we have a process problems; I think certainly, given some of the lumpiness in our business and some of the concentration with respect to customers, if plans change, obviously that affects us. But no, I don’t look at our business and believe that we have fundamental process problems per say, but I will ask for Frank and John to comment — Frank and/or John to comment on that as well.
John Kritzmacher - Lucent Technologies – CFO
Pat, I would just echo your comments. With regard to the market in which we operate, cycle times are relatively short for equipment in this industry now. The most significant change since the last time we talked about the business with this group was the fact that we saw a ramp in North America wireless pushing out a little bit in time. It’s difficult to call that, given the dynamics of the market and the relatively short cycle times on ordering. So, we are continuing to monitor it closely, and we continue to manage it closely and respond to the environment as it changes.
Frank D’Amelio - Lucent Technologies – COO
Paul, you always ask about visibility. From my perspective, that has been a challenge, continues to remain a challenge — no better, no worse. But it has been and continues to be challenging and the industry has been like that for the last few years.
Operator
Jiong Shao, Lehman Brothers.
Jiong Shao - Lehman Brothers – Analyst
Thank you very much. Good morning. I have two questions as well. The first question is on BT. I was just wondering. Did you recognize any revenue from the BT 21st Century project? What’s your expectation for the revenue recognition, the timeline for that if you happen to recognize any revenue from that?
The second question is on your OpEx. Could you give us the incentive compensation accrual for the March quarter and for the December quarter, please?
John Kritzmacher - Lucent Technologies – CFO
Sure, so this is John. Let me response to your first question with regard to the BT 21st Century Network project. We generally don’t comment specifically on what’s happening with individual customers. I would say that that project is getting underway. We’re going to recognize revenue on that project on a percentage-of-completion basis, which means that we will recognize revenue under our guidelines as we complete the installation and integration of that equipment over the coming quarters.
With regards to the incentive compensation accrual, you can think of that being on the order of, annually, on the order of 350 million. At the moment, we are accruing at a slightly lower rate than that, I would say, but roughly in line with the annual rate.
Operator
Brant Thompson, Goldman Sachs.

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
Brant Thompson - Goldman Sachs – Analyst
I was wondering if you could just — well, I guess two things — clarify some of the gross margin trends in wireless specifically in the quarter, and then if you could give us an idea of what order of magnitude intellectual property benefited the gross margin upside overall, how much of that upside was from mix and how much was driven by intellectual property.
John Kritzmacher - Lucent Technologies – CFO
So, with regard to the gross margin trends for the Mobility business, as I noted, the gross margin for the quarter improved —was driven by updated revised cost of completion estimates on a long-term contract. It was also favorably impacted by mix and by volume.
With regard to our impact of our intellectual property business on our margin, there was a slight benefit there. In general around the volume of our intellectual property revenues in the quarter, our intellectual property revenue for this quarter was 42 million; last quarter, it was 18 million, so up 24 million. The flow-through margin on that is virtually 100%, so you can run the numbers on that and get a sense of how that impacted our margin overall.
Pat Russo - Lucent Technologies — Chairman, CEO
The other thing I would add is gross margin — we talk a lot obviously about mix, etc., but we shouldn’t forget that we have a very rigorous and continued to manage cost-reduction programs and projects associated with continuing to support our gross margin performance in spite of what we all know of in terms of pricing pressures in the industry. So, underneath all of this, we have an awful lot of activity that is focused on cost improvement projects that we’ve had in place and continue to manage to support strong gross margin performance as well.
Operator
Scott Coleman, Morgan Stanley.
Scott Coleman - Morgan Stanley – Analyst
Great, thank you. Just one more clarification on gross margin — can you walk us through the net positive impact on cost of completion on the product side and the negative impact on the services side, so we can understand what the total impact was?
Then the second question is with 37% operating margin in the Mobility business this quarter, I’m wondering how much room is left for cost synergies as you move forward with the pending acquisition with Alcatel.
John Kritzmacher - Lucent Technologies – CFO
Okay. With regard to your first question around cost completion estimate adjustments, which were referenced both with regard to the margin rate associated with Mobility Access and Application Solutions as well as with the Services business, you can think of the impact in both cases as being roughly 3 points of margin associated with the Services business, okay, and effectively net-neutral to Lucent.
With regard to the contribution margin for our Mobility business going forward, we will continue, as always, to work hard on cost reductions to improve the profitability of our business. In terms of synergies with Alcatel, again we said we’re not going to be discussing the combination with Alcatel further today. We continue to work that as we look at the full elements of our operations combined, putting supply chain operations moving forward.

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
Pat Russo - Lucent Technologies — Chairman, CEO
Yes, but Scott, but I would just take you back to what we said when we announced the merger — that we were expecting, over a three-year period, 1.7 billion in synergies that really spans across all of the functional areas. So we were not at that point and not currently prepared to provide much more detail than that, but I would just remind you that there are some aspects of our mobility business that in fact do not overlap at all, and so that obviously would impact where we would expect to get these synergies from.
John DeBono - Lucent Technologies — VP IR
Operator, we have time for one last question.
Operator
Simon Leopold, Morgan Keegan.
Simon Leopold - Morgan Keegan – Analyst
Thank you. A quick housekeeping and then a question — on the housekeeping front, if you could give us a little color on 10% customers in the quarter. Then on the question — if you could talk a little bit more detail on the overall trends in gross margin, it sounds like you’ve got a lot of moving parts here with some mix shift, this quarter’s low service margin. So, what’s your outlook and expectations for gross margin through the fiscal year? Thank You.
John Kritzmacher - Lucent Technologies – CFO
On the first question, with regard to 10% customers, we had one in the quarter. Then unfortunately, on your second question around gross margin trends, we’re not providing guidance at this point, so I really can’t give you any additional information on that. I apologize but we’re just not in a position to be able to do that today.
John DeBono - Lucent Technologies — VP IR
Yes, thank you very much, John. And Pat, I believe you had some closing comments?
Pat Russo - Lucent Technologies — Chairman, CEO
Yes. Let me just thank you again for joining us this morning. Let me reiterate that we are managing through a year with an awful lot going on. We will remain focused on executing against the opportunities we have in the market, while we maintain a strong focus on the gross margin and operating performance of the Company. We are doing all that we can to stay focused on executing our plans, as we also get about the business of doing the integration planning with our merger partner and look forward to moving that along and getting that closed as quickly as is reasonable and practical.
John DeBono - Lucent Technologies — VP IR
Thanks, Pat. Thanks, Frank and John. Thanks to all of you for listening in with us this morning. As always, if you have any follow-up questions, please don’t hesitate to call any member of the Lucent Investor Relations team. Have a good day.

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FINAL TRANSCRIPT
Apr. 25. 2006 / 8:30AM, LU — Q2 2006 Lucent Technologies Inc. Earnings Conference Call
Operator
Ladies and gentlemen, this conference will be available for replay starting today at 12:00 PM and running through midnight on May 2. You may access the replay by dialing 1-800-642-1687. International participants may dial 1-706-645-9291. The access code is 6420457.
That does conclude your conference for today. Thank you for your participation.
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SAFE HARBOR FOR FORWARD LOOKING STATEMENTS AND OTHER IMPORTANT INFORMATION
This document contains statements regarding the proposed transaction between Lucent and Alcatel, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about Lucent and Alcatel’s managements’ future expectations, beliefs, goals, plans or prospects that are based on current expectations, estimates, forecasts and projections about Lucent and Alcatel and the combined company, as well as Lucent’s and Alcatel’s and the combined company’s future performance and the industries in which Lucent and Alcatel operate and the combined company will operate, in addition to managements’ assumptions. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties are based upon a number of important factors including, among others: the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by Lucent and Alcatel; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on a limited number of contract manufacturers to supply products we sell; the social, political and economic risks of our respective global operations; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to Lucent’s Form 10-K for the year ended September 30, 2005 and Alcatel’s Form 20-F for the year ended December 31, 2005 as well as other filings by Lucent and Alcatel with the US Securities and Exchange Commission. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Lucent and Alcatel disclaim any intention or obligation to update any forward-looking statements after the distribution of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
In connection with the proposed transaction, Alcatel and Lucent intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including the filing by Alcatel with the SEC of a Registration Statement on Form F-6 and a Registration Statement on Form F-4 (collectively, the “Registration Statements”), which will include a preliminary prospectus and related materials to register the Alcatel American Depositary Shares (“ADS”), as well as the Alcatel ordinary shares underlying such Alcatel ADSs, to be issued in exchange for Lucent common shares, and Lucent and Alcatel plan to file with the SEC and mail to their respective stockholders a

Proxy Statement/Prospectus relating to the proposed transaction. The Registration Statements and the Proxy Statement/Prospectus will contain important information about Lucent, Alcatel, the transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus and other documents filed with the SEC by Lucent and Alcatel through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus when they become available from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500 and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boétie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.
     Lucent and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Lucent’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on or about January 3, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500.
     Alcatel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Alcatel’s Form 20-F filed with the SEC on March 31, 2006. This document is available free of charge at the SEC’s web site at www.sec.gov and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boétie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.